Exhibit 5.2

The Tower at Peabody Place

100 Peabody Place, Suite 900

Memphis, TN 38103-3672

(901) 543-5900

March 21, 2012

Nationstar Mortgage LLC

Nationstar Capital Corporation

c/o Nationstar Mortgage LLC

350 Highland Drive

Lewisville, Texas 75067

Ladies and Gentlemen:

We have acted as special Tennessee counsel to Nationstar Industrial Loan Company, a Tennessee corporation (the “Tennessee Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in respect of up to $35,000,000 aggregate principal amount of the 10.875% Senior Notes due 2015 (the “Exchange Notes”) issued by Nationstar Mortgage LLC, a Delaware limited liability company, and Nationstar Capital Corporation, a Delaware corporation (together, the “Issuers”) to be offered in exchange for any and all of the Issuers’ outstanding 10.875% Senior Notes due 2015 originally issued on March 26, 2010 (the “Initial Notes”). The Exchange Notes will be issued under an indenture dated as of March 26, 2010, as amended through that certain Third Supplemental Indenture thereto dated as of December 19, 2011 (collectively, the “Indenture”), among the Issuers, the guarantors listed in the Registration Statement (the “Guarantors”), including the Tennessee Guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Indenture includes the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents (the “Corporate Documents”):

(a)	a certified copy of the Charter of the Tennessee Guarantor filed July 17, 1998 at filing number 3537-0435 with the Secretary of State of the State of Tennessee, as amended by the Articles of Amendment to the Charter filed August 25, 2006 at filing number 5848-2606 with said office;

(b)	a certified copy of the Bylaws of the Tennessee Guarantor; and

(c)	a certified copy of the resolutions of the Tennessee Guarantor’s board of directors approving the Indenture and the transactions contemplated thereby.

bassberry.com

Nationstar Mortgage LLC, et al., p. 2

March 21, 2012

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Tennessee Guarantor and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. As to factual matters, we have assumed the correctness of and relied upon statements and other representations of the officer(s) of the Tennessee Guarantor set forth in the certification of the aforementioned documents.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that all signatures on any executed documents submitted to us are genuine.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion:

1. The Tennessee Guarantor is a validly existing corporation under the laws of the State of Tennessee.

2. Based solely on our review of the Corporate Documents, the execution and delivery of the Indenture have been duly authorized by all necessary corporate action on the part of the Tennessee Guarantor.

Insofar as the foregoing opinions relate to the valid existence of the Tennessee Guarantor, they are based solely on a certificate of existence for the Tennessee Guarantor dated March 21, 2012 received from the Secretary of State of the State of Tennessee attached hereto as Exhibit A and are limited by and subject to the matters expressly set forth in such certificate of existence.

The foregoing opinions are limited to the law of the State of Tennessee.

Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinions rendered herein are solely for the benefit of the Issuers and their successors and assigns in connection with the transactions that are the subject of the Indenture, and this opinion letter may not be delivered to or relied upon by any other person nor quoted or reproduced in any report or other document without our prior written consent in each case; provided, however, that (i) we hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus under the caption “Legal Matters” (in giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder) and (ii) a copy of this opinion letter may be furnished to your regulators, accountants, attorneys and other professional advisors for the purpose of confirming its existence, and this opinion letter may be disclosed in connection with any legal or regulatory proceeding relating to the subject matter hereof.

Nationstar Mortgage LLC, et al., p. 3

March 21, 2012

Very truly yours,

BASS, BERRY & SIMS PLC

Exhibit A

to

Letter to Nationstar Mortgage LLC, et al.

Certificate of Existence dated March 21, 2012

[see attached]

STATE OF TENNESSEE Tre Hargett, Secretary of State Division of Business Services William R. Snodgrass Tower 312 Rosa L. Parks AVE, 6th FL Nashville, TN 37243-1102

CFS SUITE B 992 DAVIDSON DRIVE NASHVILLE, TN 37205	March 21, 2012

Request Type: Certificate of Existence/Authorization Request #: 0061728	Issuance Date: 03/21/2012 Copies Requested: 1

Document Receipt

Receipt #: 678856	Filing Fee:	$20.00

Payment-Account - CFS, NASHVILLE, TN		$20.00

Regarding: NATIONSTAR INDUSTRIAL LOAN COMPANY Filing Type: Corporation For-Profit - Domestic Formation/Qualification Date: 07/17/1998 Status: Active Duration Term: Perpetual	Control #: Date Formed: Formation Locale: Inactive Date:	354326 07/17/1998 TENNESSEE

CERTIFICATE OF EXISTENCE

I, Tre Hargett, Secretary of State of the State of Tennessee, do hereby certify that effective as of the issuance date noted above

NATIONSTAR INDUSTRIAL LOAN COMPANY

•	is a Corporation duly incorporated under the law of this State with a date of incorporation and duration as given above;

•

is delinquent in the payment of one or more of the fees, taxes or penalties owed to the State (as reflected in the records of the Secretary of State and the Department of Revenue) which affect the existence/authorization of this business.

•	has filed the most recent corporation annual report required with this office;

•	has appointed a registered agent and registered office in this State;

•	has not filed Articles of Dissolution or Articles of Termination. A decree of judicial dissolution has not been filed.

Tre Hargett Secretary of State

Processed By: Sheila Keeling	Verification #: 000648317

Phone 615-741-6488 * Fax (615) 741-7310 * Website: http://tnbear.tn.gov/